Exhibit 10.1

* TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTION 200.80(B)(4), 200.83 AND 240.24b-2
163872-1
AMENDMENT TO UNITED EXPRESS AGREEMENT
     This Amendment to the Amended and Restated United Express Agreement (“Agreement”), dated as of June 3, 2005, is between UNITED AIR LINES, INC., a Delaware corporation, with its worldwide headquarters located at 1200 E. Algonquin Road, Elk Grove Township, Illinois 60007 (“United”), and Mesa Air Group, Inc., a Nevada corporation, having its principal mailing address at 410 N 44th St. Suite 700, Phoenix, AZ 85008 (“Mesa” or “Contractor”).
RECITALS
     United and Contractor have entered into the Amended and Restated United Express® Agreement, dated as of January 28, 2004, pursuant to which Contractor provides air transportation services under the service mark United Express® and other United Marks.
     The parties desire to further amend Amended and Restated United Express® Agreement, as set forth in this Amendment, to provide for, among other things, the use of up to an additional thirty (30) 50-seat regional jet aircraft by Contractor in providing Contractor’s United Express Services.
     NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations hereinafter contained, the parties agree as follows:
I.	DEFINITIONS
      A. Terms defined in the Amended and Restated United Express® Agreement. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings assigned to them in the United Express® Agreement.
      B. Other Terms. The following terms used in this Amendment shall have the meanings given to them in this Section I.B.
“Initial RJ-50s” means the 15 RJ-50 aircraft in service as of the effective date of this amendment.
“Expansion RJ-50s” means up-to 30 RJ-50 aircraft, not including the 15 RJ-50 aircraft in service as of the effective date of this amendment, that Contractor has the right to put into the United Express system branded as United Express®.

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“Amendment” means this Amendment to the Amended and Restated United Express® Agreement, as it may be amended from time to time in accordance with its terms.
II.	The following Article II.B.1 is hereby amended in its entirety by the following:
B. Term
1. TurboProp: This Agreement becomes effective on July 6, 2003 at 12:01 a.m., Chicago, Illinois time, on (the “Effective Date”) and shall terminate ten years from the Effective Date (the “Termination Date”), unless it is terminated at an earlier date by United giving written notice [*] months prior to April 30, 2010, or as otherwise set forth under the provisions of this Agreement. Notwithstanding the preceding sentence, those provisions of this Agreement that specifically require actions prior to the Effective Date shall be effective upon execution of this Agreement. [*] months prior to the Termination Date, United and Contractor shall engage in discussions regarding the potential extension of the Agreement or ramp down schedule for Contractor’s United Express operations; provided, however, that the decision to extend or ramp down the Agreement shall be at United’s sole discretion. The terms of any extension of the Agreement will be mutually agreed upon by Contractor and United.
III.	Article II.B.2.b. is amended in its entirety by the following:
     b. RJ-50: For fifteen (15) 50-seat Regional Jet (“RJ-50”) aircraft, the term of this Agreement will expire no later than April 30, 2010 and will correspond to the introduction of the 15 Replacement RJ 70s as outlined in Article II.B.2.c.
IV.	Article II.B.2(c)(i) is amended in its entirety by the following:
     (i) Delivery of Replacement RJ-70s: Contractor must advise United of the delivery date of each Replacement RJ-70 no later than [*] days before the delivery date of each RJ-70. Contractor must advise United of the delivery dates of all RJ-70s no later than [*]. Replacement RJ-70s must be delivered and ready to enter the United Express schedule on these dates. Any decision by Contractor to delay the exit of the CRJ200s and the entry of the replacement CRJ-700s shall not affect the final termination date of the existing Agreement, currently set at no later than [*].
V.	Article II.B.3 is hereby amended by adding the following:
3. This Agreement, as it relates to Expansion RJ-50s, becomes effective on [*] Chicago, Illinois time.
a. Expansion RJ-50s. The term of this Agreement for Expansion RJ-50s will be April 30, 2010.

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(i)	Delivery of First [*] Expansion RJ-50s: First [*] Expansion RJ-50s shall be delivered and ready to enter the United Express schedule on [*].

(ii)	Delivery of Next [*] Expansion RJ-50s: Next [*] Expansion RJ-50s shall be delivered and ready to enter the United Express schedule on [*].

(iii)	Delivery of Next Fifteen Expansion RJ-50s: Contractor may put any or all of the next fifteen (15) Expansion RJ-50s at any time during the period commencing on [*] and ending on [*] upon not less than [*] days prior written notice. If Contractor chooses to place the next fifteen Expansion RJ-50s into United Express Service, the term of the next fifteen Expansion RJ50s shall be [*].

(iv)	GECAS: Dependent on the type of regional jet selected by Contractor (CRJ-200 or ERJ-145), either [*] of the Expansion RJ-50s must be leased to Contractor by GE Capital Aviation Services (“GECAS”).
b. Start-Up Costs. With regard to the Expansion Aircraft, United hereby agrees to pay the lesser of (i) $[*] or (ii) actual costs, in either case on a per aircraft basis, for those interior (including ACARS) and exterior reconfigurations or décor changes required to comply with United’s standards to operate in the United Express System. All other one-time introduction costs otherwise payable to Mesa under the Agreement shall be waived for such aircraft. Expansion Aircraft will be delivered to the United Express program with completed décor, interior and exterior configurations. ACARS will be installed as soon as possible after the date of this Amendment but no later than during the next scheduled C-check. [*].
VI.	Article IV.B.1. is hereby amended by adding the following paragraph f:
f. 30 Expansion RJ-50s, which Contractor shall cause to be delivered in a timeline consistent with Article II.B.3 and under the terms and conditions of Article II.B.3 of the Agreement, amended by Amendment 163872-1.
VII.	Article IV.B.1.C. is hereby amended by adding the following to the end of the current provision:
     Notwithstanding the preceding sentence, In order to maximize operating efficiencies, and so long as there is no additional cost to United, Contractor shall have the right to substitute [*] ERJ-145 aircraft for CRJ-200 aircraft, provided that such substitution does not result in the fleet of CRJ-200 and/or ERJ-145 aircraft of less than [*] aircraft. In the event the fleet of CRJ-200 aircraft or ERJ-145 aircraft, as the case may be, is less than [*] aircraft, Contractor shall remove all aircraft in the affected fleet and replace such aircraft with aircraft of the remaining fleet type, which removal shall be accomplished by Contractor within [*] days of such occurrence.

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VIII.	Article VIII.A.1 is hereby amended by adding the following at the end of Article VIII.A.1:
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IX.	Article VIII.A.6, 7 and 8 is hereby amended in its entirety by the following:
6. Annual Adjustment Factors
          Effective as of each [*] of the Effective Date of Amendment 163872-1, Contractor and United agree to increase or decrease for [*] covered in the Agreement, all [*].
7. Consumer Price Index
          “Consumer Price Index” or “CPI” shall mean the 12 month year-over-year percentage growth in the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics or [*]. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.
8. Example
[*].
X.	CRJ-700 Engine Maintenance
          Mesa agrees to adjust its CRJ-700 block hour based maintenance costs [*] shall be mutually agreeable to Mesa and United. Mesa and United agree to negotiate in good faith to establish a [*]. As of the Effective date of Amendment 163872-1 and until such time as the [*] is mutually agreed upon, the maintenance cost reimbursement for CRJ-700s will be decreased by $[*] per block hour. At which point [*] is mutually agreed upon, neither party will have the ability to retroactively apply the resulting rates to any months’ activity prior to [*].
XI.	Funding Requirements

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          In consideration for the agreements set forth in this Amendment, Mesa hereby agrees to pay United an aggregate of $30,000,000, which shall be payable in accordance with the following schedule:
                         (a) U.S.$10 million in cash at any time after the Effective Date of Amendment 163872-1, upon three (3) business days prior written notice by United to Mesa;
                         (b) U.S.$10 million in cash at any time after the first of the Expansion RJ-50s are placed into service in accordance with Section V of this Amendment, upon three (3) business days prior written notice by United to Mesa; and
                         (c) U.S.$10 million in cash at any time on or after November 1, 2005, upon three (3) days prior written notice by United to Mesa.
                         (d) Mesa’s obligation to make each payment set forth in this Section XI shall be subject to the following conditions precedent: (1) United shall not be in breach of any material term or condition of the Agreement and this Amendment related to the rates payable to Mesa for and in consideration of the transportation services provided pursuant to the Agreement and this Amendment; (2) if still under protection of the U.S. Bankruptcy laws, United’s Chapter 11 proceedings shall not have been converted to a Chapter 7 liquidation; and (3) if not still under the protection of the U.S. Bankruptcy laws, United shall not have filed for protection under any bankruptcy or insolvency law nor shall have any such proceeding been filed against United.
XII.	Miscellaneous
     A. Modification. Any term of this Amendment may be amended and the observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.
     B. Severability. If any one or more of the provisions contained in this Amendment should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all remaining provisions shall not in any way be affected or impaired. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     C. Counterparts. This Amendment may be executed in two counterparts or duplicate originals, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     D. Other Provisions Not Affected. Except where inconsistent with the express terms of this Amendment, all provisions of the Amended and Restated United Express® Agreement shall remain in full force and effect.

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     E. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.
     F. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     G. Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Amendment.
     Except as reflected above, the Agreement remains unchanged in all other respects. Upon its execution, Amendment 163872-1, together with the Agreement, will be the complete and binding understanding of the parties with respect to the terms and conditions of the Agreement, as amended by the terms set forth herein.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

MESA AIR GOUP, INC.	UNITED AIR LINES, INC.

By: Michael Lotz	By: Sean Donohue
Title: President	Title: Vice President — Ted & United Express

By: Peter Murnane	By: Frederic F. Brace
Title: Executive Vice President & CFO	Title: Executive Vice President & CFO

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APPENDIX D-1
CARRIER CONTROLLED UNIT RATES PAYABLE TO CONTRACTOR
EXPANSION RJ-50 AIRCRAFT
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